Exhibit 99.1

Walgreens Boots Alliance Announces Transition of Leadership to

Continue Significant Progress on Key Strategic Priorities and Drive Future Success

Stefano Pessina Has Informed the Board of His Decision to Step Down as CEO, to

Become Executive Chairman of the Board Once New CEO Is Named

James Skinner Will Step down as Executive Chairman at That Time, and

Remain on the Board

DEERFIELD, Ill. July 27, 2020 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced plans for a transition of leadership, to prepare for the appointment of a new chief executive officer (CEO) to drive further progress on its key strategic priorities and to transform the business for the future to address the rapidly-evolving healthcare sector.

Stefano Pessina has decided to step down as CEO. The board of directors will begin a search for a new CEO, and at the time of this appointment, Pessina will assume the role of executive chairman and James (Jim) Skinner will step down as executive chairman but remain on the board to facilitate a smooth leadership transition.

Following the merger between Walgreens and Alliance Boots in December 2014, Pessina was appointed executive vice chairman in January 2015. He served as interim chief executive officer from January 2015, and was confirmed in the role from July 2015. Skinner has served as executive chairman of WBA since January 2015.

After the merger, and under the leadership of Pessina and Skinner, WBA successfully completed several strategic partnerships and acquisitions, and was modernized, prepared for the future and reorganized for more efficiencies and effectiveness. In this time, WBA has delivered extensive benefits to customers, patients, local communities and its shareholders, including the execution on its four key strategic priorities: creating neighborhood health destinations, driving cost transformation, accelerating digitalization and restructuring its retail offering.

WBA is now a global leader in retail and wholesale pharmacy, touching millions of lives every day by dispensing and distributing medicines, as well as with other products and services through its convenient retail locations and digital platforms. Including equity method investments, WBA has a presence in more than 25 countries, employs more than 440,000 people, has more than 18,750 stores and offers an extensive portfolio of highly-regarded product brands.

WBA also has one of the largest global pharmaceutical wholesale and distribution networks, with more than 400 distribution centers supplying more than 115,000 pharmacies, doctors, health centers and hospitals each year. As the result of the efficiencies within this system, the costs of vital medicines and other products have been significantly reduced for customers and patients.

“It has been an enormous privilege to work with Stefano, the board of directors and all our employees during my time as executive chairman. I am deeply grateful for the opportunity, as well as the chance to continue to serve as a board member in the future. Together, we have built our company into a global leader in retail and wholesale pharmacy,” said Skinner. “As the healthcare industry and consumer behavior continue to advance quickly, we look forward to a new CEO joining the team with the deep expertise and skillset to drive future success as we move into a new chapter of our company’s very long and proud history.”

“I want to thank our team members around the world for their extensive achievements in the last five years, as we have fulfilled our purpose to help people lead healthier and happier lives,” said Pessina. “I look forward to continuing to serve the company as executive chairman, and to helping to ensure the success of the new chief executive officer in every way possible. I am also very glad that Jim and I will continue to work together on the board, and on behalf of the entire company, we greatly appreciate all his contributions during his time as executive chairman.”

WBA is included in FORTUNE’s 2020 list of the World’s Most Admired Companies. This is the 27th consecutive year that WBA or its predecessor company, Walgreen Co., has been named to the list.

The company’s businesses have also been recognized extensively for leadership in Corporate Social Responsibility. Walgreens was named to FORTUNE magazine’s 2019 Companies that Change the World list, and Boots UK was recognized as Responsible Business of the Year 2019-2020 by Business in the Community.

ENDS

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